SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                  NOTIFICATION OF AMENDMENT OF REGISTRATION
                   FILED PURSUANT TO SECTION 8(a) OF THE
                      INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of amendment of registration submits the following information:

Name: METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE
      (Formerly Cova Variable Annuity Account One)

Address of Principal Business Office:

      One Tower Lane
      Suite 3000
      Oakbrook Terrace, IL 60181-4644

Telephone Number:  (800) 523-1661

Name and Address of Agent for Service of Process:

      James A. Shepherdson
      MetLife Investors Insurance Company
      One Tower Lane, Suite 3000
      Oakbrook Terrace, IL 60181-4644
      (800) 523-1661

Check Appropriate Box:


Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                               SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Oakbrook Terrace and State of Illinois on the 29th day of March, 2001.

                         SIGNATURE: METLIFE INVESTORS VARIABLE ANNUITY
                                      ACCOUNT ONE
                                      Registrant

                              By:  METLIFE INVESTORS INSURANCE COMPANY
                                   (Formerly Cova Financial Services
                                     Life Insurance Company)


                              By: /s/BERNARD J. SPAULDING
                                   ----------------------------------
                                     Bernard J. Spaulding
                                     Secretary
                                   ----------------------------------
                                                Title

ATTEST: /s/AMY W. HESTER
        --------------------------
                Name

             Secretary
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                Title